July 2008
Pricing Sheet dated July 24, 2008 relating to
Preliminary Pricing Supplement No. 725 dated July 21, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS

PLUS based on the Radar Logic Residential Property IndexSM (Composite 25) due January 5, 2011
Performance Leveraged Upside SecuritiesSM

PRICING TERMS – JULY 24, 2008
Issuer:	Morgan Stanley
Index:	Radar Logic Residential Property IndexSM (Composite 25)
Please read “Description of PLUS – The Radar Logic Residential Property IndexSM (Composite 25)” in the accompanying preliminary pricing supplement for information on the Index.
Aggregate principal amount:	$4,635,000
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS
Pricing date:	July 24, 2008
Original issue date:	July 31, 2008 (5 business days after the pricing date)
Maturity date:	January 5, 2011
Payment at maturity:
The payment at maturity per PLUS will be equal to the redemption amount.
If the final average index value declines by more than 22.5% from the initial index value due to declines in the U.S. residential real estate market, you will receive a payment at maturity that is less, and possibly significantly less, than the $1,000 stated principal amount per PLUS, subject to the minimum payment at maturity.

Redemption amount:	Base redemption amount + ($1,000 x index performance)
Base redemption amount:	$1,225 The payment at maturity per PLUS will be less than the $1,000 issue price if the final average index value has declined from the initial index value by more than 22.5%.
Index performance:	The index performance is equal to:
■ If the final average index value is greater than the initial index value:

200%	x	final average index value – initial index value initial index value

■ If the final average index value is less than or equal to the initial index value:

final average index value – initial index value initial index value

The index performance will be positive if the value of the Index has increased over the term of the PLUS and negative if the value of the Index has decreased.  The PLUS will provide 200% leveraged participation in the positive performance of the Index.

Initial index value:	234.16, the value of the Index on the pricing date, as published by the Index publisher
Final average index value:	The arithmetic average of the values of the Index for each valuation date, as published by the Index publisher
Valuation dates:	December 27, 2010, December 28, 2010, December 29, 2010, December 30, 2010 and December 31, 2010, subject to adjustment for index disruption events
Minimum payment at maturity:	$225 per PLUS
Maximum payment at maturity:	None
Interest:	None
CUSIP:	617482AS3
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Calculation agent:	Morgan Stanley Capital Services Inc.
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per PLUS	$1,000	$25	$975
Total	$4,635,000	$115,875	$4,519,125
(1)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 725 dated July 21, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.